News Release

A.P. PHARMA REPORTS RESULTS FOR THE SECOND QUARTER 2008

REDWOOD CITY, Calif. (August 14, 2008) – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its second quarter ended June 30, 2008.

Highlights

Operational:

•	Ronald Prentki appointed President, Chief Executive Officer and Director
•	APF530 (prevention of chemotherapy-induced nausea and vomiting)
o	Patient enrollment completed in Phase 3 trial
o	Announcement of trial results remains targeted for late Q3 2008
o	NDA submission planned for late 2008
•	Product pipeline schedule adjustments
o	APF112 (post-surgical pain relief)
           ▪  Initiation of Phase 2b trial anticipated in Q4 2008
o	APF580 (intense pain relief)
           ▪  IND submission planned for 3Q 2008

Financial:
•	Cash, cash equivalents and marketable securities of $21.5 million as of June 30, 2008
•	Sufficient capital to complete APF530 clinical trial and initiate new clinical programs

“Our programs continue to make important progress, and we look forward to reporting the results from the Phase 3 trial for our lead candidate, APF530, later this quarter,” said Ronald Prentki, the Company’s President and Chief Executive Officer.  “While our cash position is sufficient to complete the APF530 trial and move forward with other programs, we also continue to evaluate strategic partnership opportunities that may provide non-dilutive funding in addition to development and marketing assistance.”

Results of Operations

Our net loss for the second quarter was $6.1 million, or $0.20 per share, compared with a net loss of $1.8 million, or $0.19 per share (computed on a significantly smaller outstanding share base), for the second quarter of 2007. In June 2007 the Company raised $37.2 million through the sale of 24.4 million shares of common stock. Our increased net loss for the second quarter of 2008, as compared with the same period in 2007, was principally due to a gain on the sale of our interest in royalties of $2.5 million in 2007, and an increase in research and development costs in 2008 of $1.8 million resulting from increased clinical trial and related costs for our APF530 Phase 3 trial, increased costs associated with our post-operative pain product and our undisclosed opiate pain product, as well as additional personnel and related costs to support our expanded activities, including the planned filing of a new drug application (NDA) in late 2008.

Contract revenues related to the ongoing development program utilizing our proprietary Biochronomer™ technology with a major animal healthcare company were $152,000 in the second quarter of 2008, compared with $160,000 in the second quarter of 2007.

About APF530

Our lead product candidate using our proprietary Biochronomer technology is APF530, which contains granisetron, a drug approved for the prevention of chemotherapy-induced nausea and vomiting (CINV).  We selected granisetron because it is a potent drug that blocks a specific receptor found in the gut that is responsible for triggering CINV.  Additionally, the applicable granisetron U.S. patent expired on December 29, 2007.  APF530 is designed to maintain therapeutic drug levels which will provide for at least five days prevention of CINV.  In September 2005 we completed a Phase 2 human clinical trial of APF530 that achieved all of its primary and secondary endpoints.

In May 2006 we initiated our pivotal Phase 3 clinical trial for APF530.  The trial is a multi-center, randomized, observer-blind, actively-controlled, double-dummy, parallel group study that compares the efficacy of APF530 with Aloxi®.  Patients were stratified in two groups, one receiving moderately and the other receiving highly emetogenic (or vomit-inducing) chemotherapeutic agents. In each group, the patients were randomized to receive in the first chemotherapy treatment cycle either APF530 high dose (10 mg), APF530 low dose (5 mg) or the currently approved dose of Aloxi. In subsequent treatment cycles (up to three additional cycles), the patients were re-randomized to either of the two APF530 doses.  In June 2008 the company completed enrollment of approximately 1,400 patients in the trial.

We believe that this clinical trial will lead to regulatory approval of APF530 for the prevention of acute and delayed onset CINV for patients undergoing both moderately and highly emetogenic chemotherapy. The Company anticipates clinical trial results will be announced in the third quarter and that an NDA will be filed with the FDA by the end of 2008.

About APF112

APF112 utilizes our Biochronomer delivery technology to target post-surgical pain relief.  The product is designed to provide up to 36 hours of localized pain relief by delivering mepivacaine directly to the surgical site.  Mepivacaine is a well-known, short-acting local anesthetic with an excellent safety profile.  APF112 is designed to prolong the anesthetic effect of mepivacaine, thereby minimizing or eliminating the use of opiates.

In 2004 we completed a Phase 2 clinical study with APF112 which indicated excellent safety and tolerability, but did not produce a significant difference between APF112 and the standard of care.  We believe the reason for the lack of differentiation was that the control group showed significantly lower pain scores than those exhibited in previously published studies.  In 2008 we have completed additional preclinical work and our plan is to initiate a Phase 2b clinical trial of APF112, in 4Q 2008, which will incorporate certain modifications in dosing and tighter control of rescue medications.

About APF580

APF580 incorporates an opiate into our Biochronomer technology, and is designed to provide analgesia lasting up to seven days by a single injection.  It is targeted for situations where the intensity and duration of pain require use of an opiate rather than a local anesthetic.  APF580 may have utility in acute and chronic pain settings, improve patient compliance and reduce the risk of drug abuse.

Animal studies with APF580 are currently being conducted, and data from those studies are being supplemented with additional preclinical data from an ongoing research and development agreement with a major animal health company, which is evaluating APF580 for use in cats and dogs.  We are completing our preparation of the Investigational New Drug Application (IND) for APF580, which we plan to submit in 3Q 2008.

Conference call

Management will host an investment-community conference call today beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss the financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (888) 803-8275 from the U.S. or (706) 634-1287 from outside the U.S.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 58503776.  The call will also be broadcast live on A.P. Pharma’s website, www.appharma.com.  A replay will be available for 30 days.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Ronald Prentki
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626

(Financial tables follow)

A.P. PHARMA, INC.
Results of Operations Highlights
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Contract Revenues	$152	$160	$284	$160

Operating Expenses:
Research & Development	5,538	3,763	11,678	8,749
General & Administrative	863	872	1,943	1,991
Total Operating Expenses	6,401	4,635	13,621	10,740

Operating Loss	(6,249)	(4,475)	(13,337)	(10,580)

Interest Income, Net	155	156	436	304
Gain on Sale of Interest in Royalties	—	2,500	—	2,500
Other Income , Net	4	3	7	3
Loss from Continuing Operations	(6,090)	(1,816)	(12,894)	(7,773)
Income (Loss) from Discontinued Operations	(40)	40	(80)	32
Loss before Income Taxes	(6,130)	(1,776)	(12,974)	(7,741)
Provision for Income Taxes	—	—	—	(36)
Net Loss	$(6,130)	$(1,776)	$(12,974)	$(7,777)

Basic and Diluted Net Loss Per Common Share:
Loss from Continuing Operations	$(0.20)	$(0.19)	$(0.42)	$(0.98)

Net Loss	$(0.20)	$(0.19)	$(0.42)	$(0.98)

Shares Used in Calculating Net Loss Per Share	30,800	9,591	30,786	7,961

AP PHARMA, INC.
Balance Sheet Highlights
(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)	(1)
Assets

Cash, Cash Equivalents and Marketable Securities	$21,520	$35,062
Accounts Receivable, Net	152	152
Other Current Assets	489	582

Total Current Assets	22,161	35,796

Property and Equipment, Net	1,163	1,079
Other Non-Current Assets	103	75
Total Assets	$23,427	$36,950

Liabilities and Stockholders' Equity

Total Liabilities	6,246	7,476
Stockholders' Equity	17,181	29,474

Total Liabilities and Stockholders' Equity	$23,427	$36,950

(1) Derived from our audited financial statements for the year ended December 31, 2007 included in the Company's 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.